UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant  ☒                              Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Dean Foods Company

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	1)	Title of each class of securities to which transaction applies:
	2)	Aggregate number of securities to which transaction applies:
	3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	4)	Proposed maximum aggregate value of transaction:
	5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	1)	Amount Previously Paid:
	2)	Form, Schedule or Registration Statement No.:
	3)	Filing Party:
	4)	Date Filed:

Annual Meeting Voting Considerations

Accelerated Vesting
of Equity Awards
A stockholder proposal urges the Board to adopt a policy prohibiting the full acceleration of equity awards held by named executive officers upon a change in control
ISS and Glass Lewis each recommend voting “FOR” this proposal
We strongly disagree with ISS’ and Glass Lewis’ recommendations and the Board recommends voting “AGAINST” this proposal
Accelerated vesting allows management to remain objective and focused on protecting stockholder value in a change in control transaction, removes some of the uncertainty for executives, including potential job loss, from such a transaction, and helps management avoid potential conflicts of interest and distractions
In our Proxy Statement, we estimated that the total payout to our named executive officers related to accelerated vesting of equity awards following a change in control transaction would have been approximately $9 million. 1 This amount represents less than 1% of our current market capitalization. This cost is modest in the context of a change in control transaction and is unlikely to have a material impact on a proposed change in control transaction or the premium paid to the Company’s stockholders.
A majority of the companies in our peer group, and most public companies generally, do not restrict acceleration of vesting of equity awards in connection with a change in control transaction so adopting such a policy would also put us at a significant disadvantage in recruiting and retaining key executives

as of December 31, 2013

Reporting of Political
Contributions

A stockholder proposal urges the Board to adopt a policy requiring the
Company to provide an annual report on its political activities
ISS and Glass Lewis each recommend voting “FOR” this proposal
We strongly disagree with ISS’ and Glass Lewis’ recommendations and the Board recommends voting “AGAINST” this proposal
We believe the proposal is duplicative and unnecessary, as a comprehensive system of reporting and accountability for political contributions already exists and provides an appropriate level of transparency regarding the Company’s political activity
Our political contributions are disclosed publicly on websites such as:
http://lobbyingdisclosure.house.gov (lobbying)
http://fec.gov (PAC contributions)
The expanded reporting required by the proposal, if adopted, would result in additional time and expense with little, if any, corresponding benefit for stockholders
The Board believes that the expanded disclosure requested in this proposal could also place us at a competitive disadvantage by providing our competitors, who also participate in the political process, with additional information that could be used to their business advantage
The Company has complied with laws related to political contributions and the Company does not make political contributions to individual candidates out of corporate funds